Exhibit 10.34

SPEEDWAY SUPERAMERICA LLC

DEFERRED COMPENSATION PLAN

Effective

January 1, 2009

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SPEEDWAY SUPERAMERICA LLC

DEFERRED COMPENSATION PLAN

This document contains the provisions of the Speedway SuperAmerica LLC Deferred Compensation Plan (the “Plan”) as of January 1, 2009, and shall apply only to Accounts that are not fully distributed as of such date, including 409A Deferrals and Grandfathered Deferrals that are exempt from Code section 409A.

With respect to the 409A Deferrals, the Plan, as amended and restated, is intended to conform to the requirements of Code section 409A and the regulations thereunder, and, in all respects, shall be administered and construed in accordance with such requirements. With respect to the Grandfathered Deferrals, the Plan, as amended and restated, does not represent a material enhancement of the benefits or rights available under the Plan on October 3, 2004.

ARTICLE I. Definitions

1.1.	“409A Deferrals” means those amounts deferred or that became vested after 2004, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.

1.2.	“Account” means an unfunded liability of the Employer in the name of each Participant. “Account” shall refer to the Participant’s entire benefit accrued under the terms of the Plan unless a provision refers specifically to any “Sub-Account” as described in Article VII.

1.3.	“Affiliated Company” means the Company and each related company or business which is part of the same controlled group under Code sections 414(b) or 414(c); provided that where specified by the Employer in accordance with Code section 409A in applying Code section 1563(a)(1) – (a)(3) for purposes of determining a controlled group of corporations under Code section 414(b) and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining whether trades or businesses are under common control under Code section 414(c), the phrase “at least 50 percent” is used instead of “at least 80 percent.” The term “Affiliated Company” shall also include any entity that previously met the requirements of an Affiliated Company as set forth herein that continues to employ a Participant to the extent so designated by the Plan Administrator.

1.4.	“Beneficiary” means any person(s) designated in writing by a Participant to receive payment under this Plan in the event of the Participant’s death. In the event the Participant is married and has designated no other beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s spouse. In the event the Participant is not married at death and has designated no beneficiary (or if the designated beneficiary has predeceased the Participant), Beneficiary shall mean the Participant’s estate.

1.5.	“Board” means the Board of Managers of Speedway SuperAmerica LLC.

1.6.	“Code” means the Internal Revenue Code of 1986, as amended including regulations and other guidance of general applicability promulgated thereunder.

1.7.	“Code section 409A” means, collectively, section 409A of the Code and any Treasury and Internal Revenue Service regulations and guidance issued thereunder.

1.8.	“Company” means Speedway SuperAmerica LLC.

1.9.	“Compensation” means gross pay as defined in the Thrift Plan without regard to any Code limitations.

1.10.	“Eligible Employee” means a select group of management Employees who are nominated by the Board, whose Compensation is equal to or greater than the amount that is provided in Code section 414(q)(1)(B) as adjusted annually pursuant to the last paragraph of Code section 414(q)(1).

1.11.	“Employee” means any individual employed by the Company or an Affiliated Company.

1.12.	“Employer” means Speedway SuperAmerica LLC, Speedway Beverage LLC, SuperAmerica Beverage LLC, SuperAmerica Franchising LLC and any other Affiliated Company that adopts the Plan with the Board’s consent.

1.13.	“ERISA” means the Employee Retirement Income Security Act of 1974 as amended.

1.14.	“Grandfathered Deferrals” means those amounts deferred and vested before January 1, 2005, with earnings and losses attributable thereto, as determined in accordance with Code section 409A.

1.15.	“Grandfathered Deferrals Sub-Account” means that portion of a Participant’s Account that consists of the Grandfathered Deferrals.

1.16.	“Participant” means an Eligible Employee or Eligible Grandfathered Employee who elects to participate in and/or receives contributions under the Plan pursuant to Article III or Article IV of this Plan and includes any individual for whom, as of January 1, 2009, an Account is maintained pursuant to the Plan that has not yet been fully distributed.

1.17.	“Plan” means The Speedway SuperAmerica LLC Deferred Compensation Plan as set forth in this document.

1.18.	“Plan Administrator” means C. R. Rough and any successor as designated by the Board to administer the Plan.

1.19.	“Plan Year” means the 12-consecutive month period beginning each January 1 and ending each December 31.

1.20.	“Salary Deferral” means the total amount deferred by the Participant from Compensation under Article III.

1.21.	“Separation from Service” shall have the same meaning as set forth under Code section 409A with respect to an Affiliated Company.

1.22.	“Specified Employee” shall have the meaning as set forth under Code section 409A and as determined by the Employer in accordance with its established policy.

1.23.	“Thrift Plan” shall mean the Speedway SuperAmerica LLC Retirement Savings Plan.

ARTICLE II. Eligibility

2.1.	Eligibility

An Eligible Employee is eligible to participate in the Plan upon receipt of a written offer of participation and in accordance with the rules established for such purpose by the Plan Administrator, consistent with Code section 409A. Eligible Employees are selected annually by the Board.

2.2.	Termination of Participation

In the event that a Participant ceases to be an Eligible Employee, the Participant’s current Salary Deferral election shall remain in effect, and thereafter, the Participant shall make no further deferrals unless and until the Participant again becomes eligible under Section 2.1.

ARTICLE III. Deferral of Compensation

3.1.	Annual Elections

Each Participant may elect, prior to the first day of any Plan Year, to make Salary Deferrals (in 1% increments) of up to 25% of his or her Compensation for the Plan Year as provided in the deferral election form. A newly hired Eligible Employee who becomes a Participant in the year of hire may elect to make Salary Deferrals of his or her Compensation for such year pursuant to rules established for such purpose by the Plan Administrator, consistent with Code section 409A.

3.2.	Manner of Deferral

A Participant’s Salary Deferrals may be taken from the Participant’s Compensation ratably during the applicable Plan Year or in any other manner determined by the Plan Administrator; provided that such Salary Deferrals during the Plan Year, in the aggregate, reflect the Participant’s Salary Deferral election in accordance with Code section 409A.

3.3.	General Election Rules

The Plan Administrator may establish, in its discretion, from time to time, rules allowing deferral elections to be made later than prescribed in this Article III to the extent permitted under Code section 409A. Deferral elections shall be in the form and manner required by the Plan Administrator, shall be irrevocable and shall not defer more than that amount which is otherwise available for payment to the Participant net of any and all required federal, state and local withholding obligations (determined taking into account the effect of the deferral) and other qualified plan and pre-tax salary deferrals. Notwithstanding any other provision of this Article III, the Plan Administrator may require that a Participant submit deferral elections prior to the date otherwise specified in this Article III.

ARTICLE IV. Matching Contributions

4.1.	Matching Contributions on Salary Deferrals

A Participant shall be credited each year with a match equal to sixty-seven cents ($.67) for each dollar ($1.00) of the first six percent (6%) of such Participant’s Salary Deferrals during the year. The maximum match shall be four percent (4%) of Compensation.

4.2.	Manner of Deferral

Matching contributions under this Article IV may be credited on a pay-period basis or in any other manner determined by the Plan Administrator; provided that such matching contributions during the Plan Year, in the aggregate, reflect the correct amount determined under this Article IV.

ARTICLE V. Accounting

5.1.	Allocation to Participant’s Account

Any Salary Deferrals under Article III or matching contributions under Article IV shall be credited to the Participant’s Account in the manner designated by the Plan Administrator.

5.2.	Earnings

A Participant may select from a list of hypothetical investment options that will be the same as the investment options offered and modified from time to time under the terms of the Thrift Plan (other than the stock of Marathon Oil Corporation). Earnings, gains and losses received on the investments will be credited to the Participant’s Account in the manner designated by the Plan Administrator. The Plan Administrator shall develop such accounting procedures as it, in its sole discretion, deems advisable to properly reflect the value attributable to the Participant’s Account.

ARTICLE VI. Vesting

A Participant’s Accounts shall always be immediately vested.

ARTICLE VII. Distribution of Benefits

A Participant shall be entitled to a cash distribution of the Participant’s Account as provided in this Article VII.

7.1.	General Rule for Distributions

Except as otherwise provided in this Article VII, a Participant’s Account shall be paid in a lump sum on Separation from Service for any reason other than death. Participants who Separate from Service on or after January 1, 2009 may elect to receive the lump sum within 90 days of Separation from Service or on February 1 of the calendar year following the calendar year in which the Separation from Service occurs. This election shall be made by the later of: a) December 31, 2008, or b) the date the Participant first submits a timely election to Salary Deferral contributions to the Plan.

7.2.	Death

In the event of the death of a Participant, the Participant’s Account shall be paid to the Participant’s Beneficiary in a lump sum within 90 days of the Participant’s death or, if earlier, within the 90-day period following the Participant’s Separation from Service as described in Section 7.1 (or, in the event of a Separation from Service of a Specified Employee not on account of death, the 90-day period described in Section 7.5).

7.3.	Hardship

A Participant may request a hardship distribution of all or a portion of his Accounts. A request for a hardship distribution shall be made to the Plan Administrator. Such request shall be made in writing to the Plan Administrator and shall be made in accordance with the rules established by the Plan Administrator. A hardship distribution shall only be made in the event of an unforeseeable emergency that would result in financial hardship to the Participant if hardship distributions were not permitted. Withdrawal of amounts because of an unforeseeable emergency shall only be permitted to the extent needed to immediately satisfy the emergency. Such hardship distribution may be increased to the extent necessary to pay the estimated taxes which result from such distribution. Hardship distributions will not be available to a Participant after Separation from Service.

409A Deferrals may be distributed on hardship only if the event qualifies as an “unforeseeable emergency” as defined under Code section 409A and the regulations thereunder. Any amount so distributed must be limited to the amount reasonably necessary to satisfy the emergency need (including any amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution).

7.4.	Earnings on Unpaid Balances

The Participant’s Account shall be credited with earnings and losses pursuant to the provisions set forth in Article V until fully paid.

7.5.	Delay for Specified Employees

Distribution of the Account of a Participant who the Plan Administrator determines is a Specified Employee (other than such Participant’s Grandfathered Deferrals Sub-Account) shall be paid in a lump sum within the 90-day period following the first of the month following 6 months after Separation from Service (other than a Separation from Service on account of the death of Participant). In the event of a Separation from Service of a Specified Employee on account of death, payment shall be made pursuant to Section 7.2. Payment of a Specified Employee’s Grandfathered Deferrals Sub-Account shall be made in accordance with Sections 7.1.

7.6.	Pre-2009 Distributions and Distribution Elections

Distributions of 409A Deferrals prior to January 1, 2009 were made under reasonable good faith interpretations of Code section 409A and transition guidance provided thereunder. Notwithstanding any contrary provisions of this Section 7, to the extent the Plan Administrator permitted a Participant to submit an election to receive payments prior to 2009, the distribution of such Participant’s Account after 2008 shall be governed by procedures established by the Plan Administrator.

ARTICLE VIII. Funding

Benefits under this Plan shall be paid from general assets of the Employer. This Plan shall be administered as an unfunded plan which is maintained primarily for the purpose of providing supplemental retirement compensation “for a select group of management or highly compensated employees” as set forth in sections 201(2), 301(3), and 401(a)(1) of the ERISA, and is not intended to meet the qualification requirements of section 401 of the Code. Any assets set aside by the Employer for the purpose of paying benefits under this Plan shall not be deemed to be the property of the Participant and shall be subject to claims of creditors of the Employer. No Participant or other person shall have any claim against, right to, or security or other interest in, any fund, account or asset of the

Employer from which any payment under the Plan may be made. Any use of the words “contributions” or “contribute,” or any similar phrase, shall not require actual contributions or funding of this Plan and is only used for convenience when describing the deferral activities of this Plan.

ARTICLE IX. Plan Administration

9.1.	General Duty

The Plan shall be administered by the Plan Administrator who shall be appointed by the Board and shall serve in such capacity until resignation or removal by the Board. It shall be the principal duty of the Plan Administrator to determine that the provisions of the Plan are carried out in accordance with its terms, for the exclusive benefit of persons entitled to participate in the Plan.

9.2.	Plan Administrator’s General Powers, Rights and Duties

The Plan Administrator shall have full power to administer the Plan in all of its details, subject to the applicable requirements of law. For this purpose, the Plan Administrator is, as respects the rights and obligations of all parties with an interest in this Plan, given the powers, rights and duties specifically stated elsewhere in the Plan, or any other document, and in addition is given, but not limited to, the following powers, rights and duties:

(a)	to determine all questions arising under the Plan, including the power to determine the rights or eligibility of Employees or Participants and any other persons, and the amounts of their contributions or benefits under the Plan, to interpret the Plan, and to remedy ambiguities, inconsistencies or omissions;

(b)	to adopt such rules of procedure and regulations, including the establishment of any claims procedure that may be required by law, as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan;

(c)	to direct payments or distributions from the Plan in accordance with the provisions of the Plan;

(d)	to develop such information as may be required by it for tax or other purposes as respects the Plan; and

(e)	to employ agents, attorneys, accountants or other persons (who also may be employed by the Company), and allocate or delegate to them such powers as the Plan Administrator may consider necessary or advisable to properly carry out the administration of the Plan.

The Plan Administrator’s decision in any matter involving the interpretation and application of this Plan shall be final and binding. In the event the Plan Administrator would have to decide any issue under the Plan which could affect the form or timing of the payment of deferred compensation under the Plan, then the Company shall make that decision.

9.3.	Indemnification of Administrator

The Company agrees to indemnify and to defend to the fullest extent permitted by law any Employee serving as the Plan Administrator against all liabilities, damages, costs and expenses (including attorney’s fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act of omission to act in connection with the Plan, if such act of omission is or was in good faith. This Section 9.3 shall comply with Code section 409A and Treasury Regulation section 1.409A-3(i)(1)(iv) with regard to the requirements for reimbursements, to the extent applicable, for the period that such Employee’s indemnification right hereunder shall exist.

9.4.	Information Required by Plan Administrator

The Plan Administrator shall obtain such data and information as deemed necessary or desirable in order to administer the Plan. The records of the Company as to an Employee’s or Participant’s period or periods of employment, termination of employment and the reason therefor, leave of absence, re-employment and earnings will be conclusive on all persons unless determined by independent agents or delegates of the Plan Administrator to be incorrect. Participants and other persons entitled to benefits under the Plan also shall furnish the Plan Administrator with such evidence, data or information, as the Plan Administrator considers necessary or desirable to administer the Plan.

9.5.	Claims and Review Procedures

(a)	Claims Procedure. If a Participant believes any rights or benefits are being improperly denied under the Plan, such Participant may file a claim in writing with the Plan Administrator. If any such claim is wholly or partially denied, the Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain (i) specific reasons for the denial, (ii) specific reference to pertinent Plan provisions, (iii) a description of any additional material or information necessary for the Participant to perfect such claim and an explanation of why such material or information is necessary, and (iv) information as to the steps to be taken if the Participant wishes to submit a request for review. Such notification shall be given within 90 days after the claim is received by the Plan Administrator (or within 180 days, if special circumstances require an extension of time for processing the claim, and if written notice of such extension and circumstances is given to such Participant within the initial 90 day period.) If such notification is not given within such period the claim shall be considered denied as of the last day of such period and such Participant may request a review of his claim.

(b)

Review Procedure. Within 60 days after the date on which a Participant receives a written notice of a denied claim (or, if applicable, within 60 days after the date on which such denial is considered to have occurred) such Participant (or the Participant’s duly authorized representative) may (i) file a written request with the Plan Administrator for a review of his denied claim and of pertinent documents, and (ii) submit written issues and comments to the Plan Administrator. The Plan Administrator shall notify such Participant of its decision in writing. Such notification shall be written in a manner calculated to be understood by such Participant and shall contain specific reasons for the decision as well as specific references to pertinent Plan provision. The decision on review shall be made within 60 days after the request for review is received by the Plan Administrator (or within 120 days, if special circumstances require an extension of time for processing the request, such as an election by the Plan Administrator to hold a hearing, and if written notice of such extension and circumstances is given to such person within the initial 60 day period). If the decision on review is not made within such period, the claim shall be considered denied.

(c)	Section 409A Requirements. Any claim for benefits under this Section must be made by the Participant no later than the time prescribed by Code section 409A. If a claimant’s claim or appeal is approved, any resulting payment of benefits will be made no later than the time prescribed for payment of benefits by Code Section 409A.

ARTICLE X. Modification and Discontinuance

10.1.	Amendment and Termination

The Company reserves the right to modify, suspend, or terminate the Plan at any time, in whole or in part, in such manner as it shall determine, provided that such action conforms to the requirements of Code section 409A. Included in the Company’s right to amend, suspend or terminate is the Company’s right at any time to no longer permit any additional Participants under the Plan, to cease making Company allocations, and to distribute all Account balances upon Plan termination, all subject to the requirements of Code section 409A. The Plan Administrator may promulgate rules and procedures from time to time to carry out the provisions of this Article X. However, in no event shall the Company have the right to eliminate or reduce any benefit, which has been vested or become forfeitable under the Plan, pursuant to Article VI. No future amendment to the Plan shall apply to Grandfathered Deferrals to the extent such provision or amendment would constitute a “material modification” within the meaning of Code section 409A with respect to the Grandfathered Deferrals unless such amendment expressly indicates otherwise.

10.2.	Delegation of Authority

In addition to the other methods of amending the Company’s employee benefit plans, practices, and policies (hereinafter referred to as “SSA Employee Benefit Plans”) which have been authorized, or may in the future be authorized, by the Board, the Vice President of Human Resources of Marathon Petroleum Company LLC may approve the following types of amendments to SSA Employee Benefit Plans:

(a) With the opinion of counsel, technical amendments required by applicable laws and regulations;

(b) With the opinion of counsel, amendments that are clarifications of plan provisions;

(c) Amendments in connection with a signed definitive agreement governing a merger, acquisition or divestiture such that, for SSA Employee Benefit Plans, needed changes are specifically described in the definitive agreement, or if not specifically described in the definitive agreement, the needed changes are in keeping with the intent of the definitive agreement;

(d) Amendments in connection with changes that have a minimal cost impact (as defined below) to the Company; and

(e) With the opinion of counsel, amendments in connection with changes resulting from state or federal legislative actions that have a minimal cost impact (as defined below) to the Company.

For purposes of the above, “minimal cost impact” is defined as an annual cost impact to the Company per SSA Employee Benefit Plan case that does not exceed the greater of (i) an amount that is less than one-half of one percent of its documented total cost (including administrative costs) for the previous calendar year, or (ii) $500,000.

10.3.	Transfer of Liabilities

In the event of a corporate transaction involving a Participant’s Employer, the liabilities with respect to the Participant’s Account may be transferred to the entity or organization that becomes the Participant’s employer following the corporate transaction to the extent that such transfer (i) is permitted by applicable law, (ii) with respect to the 409A Deferrals is consistent with Code section 409A, and (iii) with respect to Grandfathered Deferrals, does not represent a material enhancement of the Participant’s benefits or rights available under the Plan on October 3, 2004. For these purposes, a corporate transaction shall include, but not be limited to, a merger, consolidation, separation, reorganization, liquidation, split-up, or spin-off.

ARTICLE XI. General Provisions

11.1.	Notices

Each Participant entitled to benefits under the Plan must file in writing with the Plan Administrator such Participant’s post office address and each change of post office address. Any communication, statement or notice addressed to any such Participant at the last post office address filed with the Plan Administrator will be binding upon such person for all purposes of the Plan, and the Plan Administrator shall not be obligated to search for or ascertain the whereabouts of any Participant. Any notice or document required to be given or filed with the Plan Administrator shall be considered as given or filed if delivered or mailed by registered mail, postage prepaid, to C. R. Rough, Vice President of Human Resources, 500 Speedway Drive, Enon, Ohio 45323.

11.2.	Employment Rights

The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Employer nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

11.3.	Interests Not Transferable

Except as may be required by law, including the federal income and employment tax withholding provisions of the Code, or of an applicable state’s income tax act, the interests of Participants and their beneficiaries under this Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily sold, transferred, alienated, assigned or encumbered.

Notwithstanding any provision of the Plan to the contrary, the Plan shall not recognize or give effect to any domestic relations order attempting to alienate, transfer or assign any Participant benefits. The preceding shall not preclude the Employer from asserting any claim for damages or for any debt that the Employer may have with respect to the Participant; provided that any offset shall apply only where such debt is incurred in the ordinary course of the service relationship between the Employer and the Participant, the entire amount of reduction in any of the Participant’s taxable years does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

11.4.	No Interest or Earnings

No interest or earnings of any type shall accrue, be credited or be payable on any amounts that are credited to a Participant’s Account under this Plan other than as specified in Article V, Section 5.2.

11.5. Facility	of Payment

When a Participant entitled to benefits under the Plan is under a legal disability, or, in the Plan Administrator’s opinion, is in any way incapacitated so as to be unable to manage their financial affairs, the Plan Administrator may direct that the benefits to which such Participant otherwise would be entitled shall be made to such Participant’s legal representative, or to such other person or persons as the Plan Administrator may direct the application of the benefits for the benefit of such Participant. Any payment made in accordance with such provisions of this Article XI, Section 11.5 shall be a full and complete discharge of any liability for such payment.

11.6. Controlling	State Law

To the extent not superseded by the laws of the United States, the laws of the State of Ohio shall be controlling in all matters relating to the Plan.

11.7.	Severability

In case any provisions of the Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if such illegal and invalid provisions had never been set forth in the Plan.

11.8.	Statutory References

All references to the Code and ERISA include reference to any comparable or succeeding provisions of any legislation, which amends, supplements or replaces such section or subsection.

11.9.	Headings

Section headings and titles are for reference only. In the event of a conflict between a title and the content of a section, the content of the section shall control.

11.10.	Non-taxable Benefits

It is the intention of the Company that this Plan meet all requirements of the Code so that the benefits provided be non-taxable during the period of deferral and until actual distribution is made.

IN WITNESS WHEREOF, Marathon Oil Company has caused its name to be hereunto subscribed by its Vice President, Marathon Oil Company, and its corporate seal to be hereto affixed.

MARATHON OIL COMPANY

By:	/s/ Eileen M. Campbell
Its:	Vice President – Human Resources

Attest:
Its:

(Corporate Seal)

STATE OF TEXAS	)
	)	ss.
COUNTY OF HARRIS	)

On this 16th day of December, 2008, before me, a notary public within and for the State of Texas, personally appeared Eileen M. Campbell to me personally known, who being by me first duly sworn, did depose and say that they are the Vice President, Human Resources of Marathon Oil Company, the Corporation named in and which executed the foregoing instrument; that the seal affixed to the instrument (if any) is the seal of said corporation, and that said instrument was signed and sealed on behalf of said corporation by authority of its Board of Directors; and they acknowledged said instrument to be the free act and deed of said corporation.

Dorothy M. Bell
Notary Public, State of Texas

(Notary Seal)